Exhibit 5.2

[OGILVY RENAULT LLP LETTERHEAD]

Montréal, July 29, 2010

Ministère des Finances

12, rue Saint-Louis

Québec (Québec) G1R 5L3

RE:    Québec – US$1,500,000,000 3.50% Global Notes Series QJ due July 29, 2020

As Canadian counsel to the several underwriters in connection with the issue and sale by Québec of its US$1,500,000,000 3.50% Global Notes Series QJ due July 29, 2020 (the “Notes”), we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated July 22, 2010 relating to the Notes and hereby consent to the references to us under such headings. Furthermore, we hereby consent to the references to us in the prospectus dated June 12, 2008 forming part of Registration Statement No. 333-151613 of Québec filed with the Securities and Exchange Commission on June 12, 2008 under the headings “Description of the Securities – Canadian Taxes on Debt Securities” and “Validity of the Securities”, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

(signed) Ogilvy Renault LLP